UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2007

YELLOWCAKE MINING INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-137539

(Commission File Number)

83-0463005

(IRS Employer Identification No.)

Suite 200 – 8275 South Eastern Avenue, Las Vegas, Nevada USA 90123

(Address of principal executive offices and Zip Code)

702-990-8489

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On February 20, 2007, we closed a private placement consisting of 4,140,000 units of our securities at a price of US$1.00 per unit for gross proceeds of $4,140,000. Each unit consists of one common share in the capital of our company and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share of our common stock at a price of US$1.50 per share for a period of two years. The funds will be used for working capital, investor relations and to help meet our obligations under the recently announced joint venture on the Baggs-Juniper Ridge uranium project in Wyoming, USA.

We issued the securities to sixty-one non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 and to four accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

CW1077591.1

The shares issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

We will pay a finder’s fee of up to 7.5% of the gross proceeds received from certain investors for services in the transaction payable in cash and shares.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 16, 2007, David Heel resigned as a director of our company.

On February 16, 2007, we appointed H. Richard Klatt to our board of directors.

Mr. Klatt is a registered professional geologist. Mr. Klatt has developed and implemented exploration programs for precious and base metals, and other commodities for over 35 years in the United States, Canada, Mexico and Panama.

From 2004 to 2006, Mr. Klatt served as a consultant providing mineral exploration geologist services.  During this time he completed extensive lithology-logging for base and precious metals for a drill program at the south rim of the Bingham copper mine in Utah for Grand Central Silver Mines located in Carrollton, Texas.   In mid-2006, he directed a 2,100 feet diamond drilling program for gold and cobalt in the Belt-Percell basin located in eastern Idaho, for Salmon River Resources of Vancouver, British Columbia. In mid-2006, he completed a 6,000 feet diamond drilling program for zinc in western Utah for Franconia Minerals Corp. located in Spokane, Washington.  In early 2006, he directed a 6,000 m rotary drilling program for uranium in Western Colorado for U.S. Energy of Riverton, Wyoming. In early 2005, he researched opportunity for development of uranium resources in selected regions for Kennecott Exploration Company of Salt Lake City, Utah.  In early 2004, he oversaw initial development drilling for vein-hosted base metals in the Zacatecas district, Zacatecas, Mexico, for Capstone Gold of Vancouver, British Columbia.

From 2000 to 2003, Mr. Klatt performed economic geology research. He pursued the study of the geology of platinum-group metals in anticipation of increasing future demand for these metals and subsequently assembled a comprehensive database of the geology of conventional and unconventional platinum-group metals and their global distribution that is self-published and sold in CD-ROM format as a guide for platinum-group exploration. Reviewed the geology of Mexico and identified exotic tectonostratigraphic terranes comprising Mexico that are permissive for discovery of gold and platinum and created a database of this information as a guide for exploration.

Mr. Klatt received a Bachelor of Science degree in Geology at the University of Illinois, Urbana, Illinois. He also completed course work in Carbonate Petrology at the University of Utah, Salt Lake City, Utah.

There are no family relationships with Mr. Klatt and any of our other directors and officers.

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, Mr. Klatt has had or will have a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

10.1	Form of Overseas Subscription Agreement
10.2	Form of US Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

William Tafuri

Director

Date:	February 22, 2007